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                                                                   Exhibit d(ii)

                              AMENDED AND RESTATED

                          OPERATING EXPENSES AGREEMENT

         THIS AMENDED AND RESTATED OPERATING EXPENSES AGREEMENT (the "Agreement") is dated as of the 9th day of March, 2001, by and between PAYPAL FUNDS, a Delaware business trust (hereinafter called the "Trust"), on behalf of each series of the Trust listed in Appendix A hereto, as the same may be amended from time to time (each, a "Fund" and, collectively, the "Funds"), and PAYPAL ASSET MANAGEMENT, INC. a Delaware corporation (the "Adviser").

                                   WITNESSETH:

         WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement, dated June 13, 2000, between the Trust and the Adviser;

         WHEREAS, this Agreement amends and restates in its entirety that certain Operating Expenses Agreement dated January 1, 2000 between the parties; and

         WHEREAS, the Adviser wishes to limit the Funds' respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) wishes to allow the Adviser to implement those limits.

         NOW, THEREFORE, in consideration of the foregoing and of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

         1. Limit on Operating Expenses. The Adviser hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in Appendix A of this Agreement, effective from the date stated.

         2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund means all expenses necessary or appropriate for the operation of the Fund, including the Adviser's investment advisory or management fee under Section 6 of the Investment Advisory Agreement and including any advisory fees payable at the Master Portfolio level, and other expenses described in Section 5 of the Investment Advisory Agreement, but does not include any Rule 12b-1 fees, front-end or contingent deferred loads, taxes, interest, dividend expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

         3. Reimbursement of Fees and Expenses. The Adviser, under Section 5 of the Investment Advisory Agreement, retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under Section 5 of the Investment Advisory Agreement.

         4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of one (1) year from that effective date, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

         5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days' written notice to the Adviser. The Adviser may decline to renew this Agreement by written notice to the Trust at least thirty (30) days before its annual expiration date.

         6. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the written consent of the other party to this Agreement.

         7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         8. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

                             THE TRUST:

                             PAYPAL FUNDS

                             By:  /s/ John T. Story
                                  -------------------------------
                             Name:   John T. Story
                             Title:     President

                             THE ADVISER:

                             PAYPAL ASSET MANAGEMENT, INC.

                             By:  /s/ Mark B. Sullivan
                                  -------------------------------
                             Name:   Mark B. Sullivan
                             Title:     Vice President
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                                                                   Appendix A to
                                                              Operating Expenses
                                                                       Agreement

                           (Effective January 1, 2001)
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                                                             Operating Expense
   Fund                                                            Limit
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   PayPal Money Market Reserve Fund (formerly, X.com Money         1.50%
   Market Reserve Fund)
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